Exhibit 99.1

Karyopharm Reports Fourth Quarter and Full Year 2025 Financial Results and Highlights Recent Company Progress

– Top-Line Data from the Phase 3 SENTRY Trial in Myelofibrosis on Track for March 2026 –

– Top-Line Data from the Phase 3 XPORT-EC-042 Trial in Endometrial Cancer on Track for Mid-2026 –

– Total Revenue was $146 Million and U.S. XPOVIO® (selinexor) Net Product Revenue was $115 Million for Full Year 2025 –

– Company Provides Full-Year 2026 Total Revenue Guidance of $130 Million to $150 Million Including U.S. XPOVIO Net Product Revenue Guidance of $115 Million to $130 Million –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – February 12, 2026 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the fourth quarter and full year ended December 31, 2025 and highlighted progress on key clinical development programs.

“As we enter 2026, Karyopharm is approaching a defining period marked by important upcoming clinical milestones and a continued focus on disciplined execution, positioning the Company at a potential inflection point,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “While selinexor has established a durable commercial foundation in multiple myeloma within a highly competitive treatment landscape, our late-stage programs in myelofibrosis and endometrial cancer represent an opportunity to fundamentally expand the impact and scale of our franchise.”

“Top-line data from our Phase 3 SENTRY trial in myelofibrosis are expected in March, and our organization is energized and well positioned to support the next phase of this program. If SENTRY is successful, we have the potential to meaningfully improve outcomes for patients and introduce the first-ever combination therapy in myelofibrosis, a setting with significant unmet need. In endometrial cancer, we remain on track to report top-line data in mid-2026 from our Phase 3 trial evaluating selinexor in a defined, biomarker-driven patient population with limited effective treatment options. With the upcoming myelofibrosis readout as a key near-term catalyst and endometrial cancer representing a subsequent opportunity for further expansion, 2026 positions Karyopharm at a potential inflection point as we work to translate our science into durable patient impact and long-term value creation,” added Mr. Paulson.

Fourth Quarter 2025 Highlights

XPOVIO Commercial Performance

•
U.S. net product revenue was $114.9 million for the year ended December 31, 2025 compared to $112.8 million for the year ended December 31, 2024. U.S. net product revenue for the fourth quarter of 2025 was $32.1 million compared to $29.3 million for the fourth quarter of 2024.

•
Demand for XPOVIO was consistent in 2025 versus 2024 in the highly competitive multiple myeloma marketplace, with the community setting continuing to drive approximately 60% of overall net product revenue.

•
Global patient access for selinexor expanded in 2025, with favorable reimbursement decisions in Spain and China, and additional regulatory approvals in multiple countries with selinexor now approved in more than 50 countries.

Research and Development (R&D) Highlights

Myelofibrosis

•
Completed enrollment in early September 2025 of the Phase 3 SENTRY trial (XPORT-MF-034; NCT04562389) which is evaluating 60 mg once-weekly selinexor in combination with ruxolitinib compared to ruxolitinib plus placebo in 353 JAKi-naïve patients with myelofibrosis. The preliminary baseline characteristics for patients enrolled in SENTRY as presented at the American Society of Hematology 2025 Annual Meeting (n=320) are representative of the intended patient population. In addition, preliminary blinded aggregate safety data from the first 61 patients with a median follow-up of greater than 12 months may suggest improvements in both hematologic and non-hematologic treatment-emergent adverse events as compared to the Phase 1 data evaluating selinexor 60 mg weekly in combination with standard of care ruxolitinib in JAKi-naïve myelofibrosis patients, as well as historical ruxolitinib monotherapy data. The Company cautions that preliminary baseline characteristics and preliminary blinded aggregate safety data from the Phase 3 SENTRY trial may not ultimately be reflective of the actual trial results.

Endometrial Cancer

•
Enrollment continues in the Phase 3 XPORT-EC-042 trial (NCT05611931) evaluating selinexor as a maintenance-only therapy following systemic therapy versus placebo in patients with TP53 wild-type advanced or recurrent endometrial cancer.

Multiple Myeloma

•
Enrollment in the Phase 3 XPORT-MM-031 trial (EMN29; NCT05028348) was completed in the fourth quarter of 2024 (n=117). The trial is being conducted in collaboration with the European Myeloma Network and is evaluating the all-oral combination of selinexor 40 mg, pomalidomide and dexamethasone (SPd40) in patients with previously treated multiple myeloma who received an anti-CD38 in their immediate prior line of therapy.

Anticipated Catalysts and Operational Objectives

Myelofibrosis

•
Top-line data from the Phase 3 SENTRY trial is expected in March 2026.

•
Top-line data from all patients in the 60 mg cohort of the Phase 2 SENTRY-2 trial (NCT05980806) with at least 24 weeks of follow-up is expected in the second half of 2026. The Company continues to enroll patients into the Phase 2 SENTRY-2 trial.

Endometrial Cancer

•
Top-line data from the event-driven, Phase 3 XPORT-EC-042 trial is expected in mid-2026. The Company continues to enroll patients into the XPORT-EC-042 trial of selinexor as a maintenance monotherapy for patients with TP53 wild-type advanced or recurrent endometrial cancer.

Multiple Myeloma

•
Maintain the Company's commercial foundation in the increasingly competitive multiple myeloma marketplace and drive increased XPOVIO revenues.

•
Continue to support global launches by our partners following regulatory and reimbursement approvals for selinexor in ex-U.S. territories.

•
Top-line data from the event-driven, Phase 3 XPORT-MM-031 (EMN29) trial is expected in the second half of 2026.

2026 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2026:

•
Total revenue to be in the range of $130 million to $150 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

•
U.S. XPOVIO net product revenue to be in the range of $115 million to $130 million.

•
R&D and selling, general and administrative (SG&A) expenses to be in the range of $230 million to $245 million.

•
The Company expects its existing liquidity, including cash, cash equivalents and investments, as well as cash flow from net product revenue and license and other revenue, will enable it to fund its current operating plans into the second quarter of 2026.

Full Year and Fourth Quarter 2025 Financial Results

Total revenue: Total revenue for the fourth quarter of 2025 was $34.1 million, compared to $30.5 million for the fourth quarter of 2024, and $146.1 million for the year ended December 31, 2025, compared to $145.2 million for the prior year.

Net product revenue: Net product revenue was $32.1 million for the fourth quarter of 2025, compared to $29.3 million for the fourth quarter of 2024, and $114.9 million for the year ended December 31, 2025, compared to $112.8 million for the prior year.

License and other revenue: License and other revenue was $2.0 million for the fourth quarter of 2025, compared to $1.3 million for the fourth quarter of 2024, and $31.2 million for the year ended December 31, 2025, compared to $32.4 million for the prior year.

Cost of sales: Cost of sales was $1.5 million for the fourth quarter of 2025, compared to $1.3 million for the fourth quarter of 2024, and $5.9 million for the year ended December 31, 2025 compared to $6.0 million for the prior year.

R&D expenses: R&D expenses were $27.7 million for the fourth quarter of 2025, compared to $33.3 million for the fourth quarter of 2024, and $125.6 million for the year ended December 31, 2025, compared to $143.2 million for the prior year. The decreases in both periods reflect lower personnel and stock-based compensation costs and reduced overall clinical trial spending, partially offset by increased clinical trial and related costs for our myelofibrosis program.

SG&A expenses: SG&A expenses were $22.8 million for the fourth quarter of 2025, compared to $27.2 million for the fourth quarter of 2024, and $105.2 million for the year ended December 31, 2025, compared to $115.4 million for the prior year. The decreases in both periods reflect lower personnel-related costs and reduced commercial spending as part of the Company’s cost reduction initiatives.

Loss from operations: Loss from operations was $17.8 million for the fourth quarter of 2025, compared to $31.3 million for the fourth quarter of 2024, representing a 43% improvement. For the year ended December 31, 2025, loss from operations was $90.7 million, compared to $119.4 million for the prior year, representing a 24% improvement. The decreases reflect improved operating efficiency and disciplined cost management.

Interest income: Interest income was $0.6 million for the fourth quarter of 2025, compared to $1.5 million for the fourth quarter of 2024, and $2.8 million for the year ended December 31, 2025, compared to $7.4 million for the prior year. The decreases in both periods reflect lower investment balances during 2025 compared to 2024.

Interest expense: Interest expense was $12.6 million for the fourth quarter of 2025, compared to $11.2 million for the fourth quarter of 2024, and $45.8 million for the year ended December 31, 2025, compared to $37.4 million for the prior year. The increases in both periods reflect higher outstanding debt and higher interest rates following the Company’s financing transactions executed in October 2025.

(Loss) gain on extinguishment of debt: (Loss) gain on extinguishment of debt was a loss of $62.4 million for the year ended December 31, 2025, compared to a gain of $44.7 million for the prior year. The change reflects the impact of financing transactions completed in 2025, compared to 2024.

Other (expense) income, net: Other (expense) income, net was $10.0 million of expense in the fourth quarter of 2025, compared to $10.1 million of income in the fourth quarter of 2024, and $0.2 million of income for the year ended December 31, 2025, compared to $28.4 million in the prior year. The amounts primarily reflect non-cash fair value remeasurements of embedded derivatives and liability-classified common stock warrants related to the refinancing transactions completed in the second quarter of 2024 and the fourth quarter of 2025.

Net loss: Net loss was $102.2 million, or $5.71 per basic and diluted share, for the fourth quarter of 2025, compared to $30.8 million, or $3.67 per basic and diluted share, for the fourth quarter of 2024. Net loss for the year ended December 31, 2025 was $196.0 million, or $17.93 per basic and diluted share, compared to $76.4 million, or $9.41 per basic share and $14.00 per diluted share, for the prior year. Net loss included non-cash stock-based compensation expense of $3.9 million in each of the fourth quarters of 2025 and 2024, and $14.1 million and $18.4 million for the years ended December 31, 2025 and 2024, respectively. More than half of the full-year loss was driven by below-the-line items, primarily the loss on extinguishment of debt and interest expense, which are largely non-cash in nature.

Cash position: Cash, cash equivalents, restricted cash and investments as of December 31, 2025 totaled $64.1 million, compared to $109.1 million as of December 31, 2024.

Conference Call Information

Karyopharm will host a conference call today, February 12, 2026, at 8:00 a.m. Eastern Time, to discuss the fourth quarter 2025 financial results, the financial outlook for 2026 and to provide other business updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website. An archived webcast will be available on the Company's website approximately two hours after the event.

About the Phase 3 SENTRY Trial

SENTRY (XPORT-MF-034; NCT04562389) is a Phase 3 clinical trial evaluating a once-weekly dose of 60 mg of selinexor in combination with ruxolitinib compared to placebo plus ruxolitinib in JAKi-naïve myelofibrosis patients with platelet counts >100 x 109/L. Patients are randomized 2-to-1 to the selinexor arm. The co-primary endpoints for this trial are spleen volume reduction ≥ 35% (SVR35) at week 24 and the average change in absolute total symptom score (Abs-TSS) over 24 weeks relative to baseline.

About Myelofibrosis

Myelofibrosis is a rare blood cancer that affects approximately 20,000 patients in the United States and 17,000 patients in the European Union1. The disease causes bone marrow fibrosis (scarring in the bone marrow), which makes it difficult for the bone marrow to make healthy blood cells, splenomegaly (enlarged spleen), progressive anemia which often leads to symptoms like fatigue and weakness, and other disease associated symptoms including abdominal discomfort, pain under the left ribs, early satiety, night sweats and bone pain. The only approved class of therapies to treat myelofibrosis are JAK inhibitors, including ruxolitinib. Patients treated with the most commonly prescribed JAK inhibitor often require blood transfusions, and more than 30% will discontinue treatment due to anemia.2 Anemia and transfusion dependence are correlated with poor prognosis and shortened survival.3

1. Clarivate/DRG (2023)

2. Palandri, F., Palumbo, G.A., Elli, E.M. et al. Ruxolitinib discontinuation syndrome: incidence, risk factors, and management in 251 patients with myelofibrosis. Blood Cancer J. 11, 4 (2021).

3. Pardanani, A., & Tefferi, A. (2011). Prognostic relevance of anemia and transfusion dependency in myelodysplastic syndromes and primary myelofibrosis. Haematologica, 96(1), 8–10.

About the Phase 3 XPORT-EC-042 Trial

EC-042 (XPORT-EC-042; NCT05611931) is a global, Phase 3, randomized, double-blind clinical trial evaluating selinexor as a maintenance therapy following systemic therapy in patients with TP53 wild-type advanced or recurrent endometrial cancer. The EC-042 trial is expected to enroll approximately 276 patients who will be randomized 1:1 to receive either a 60 mg, once-weekly, administration of oral selinexor or placebo until disease progression. The trial includes two patient populations, for which, the primary endpoint of progression free survival will be tested sequentially: 1) a modified intent to treat population (mITT) that will include patients with either, a) TP53 wild-type tumors with proficient mismatch repair status (pMMR); or, b) TP53 wild-type tumors with deficient mismatch repair status (dMMR), who are medically ineligible to receive checkpoint inhibitors; and, 2) the trial's original intent to treat (ITT) population, which includes all patients enrolled in the trial whose tumors are TP53 wild-type, regardless of MMR status. The key secondary endpoint of overall survival will be evaluated in the ITT population. The mITT population is expected to include approximately 220 patients. In connection with the EC-042 trial, Karyopharm entered into a global collaboration with Foundation Medicine, Inc. to develop FoundationOne®CDx, a tissue-based comprehensive genomic profiling test to identify and enroll patients whose tumors are TP53 wild-type.

About Endometrial Cancer

Endometrial cancer (EC) is the most common gynecologic malignancy in the U.S.1 In 2026, approximately 68,000 uterine cancers (predominantly endometrial) are expected to be diagnosed, with approximately 14,000 deaths.1 Worldwide there were about 420,368 cases with 97,723 deaths in 2022.2 Both incidence and mortality have continued to rise.3,4 Key risk factors include obesity, type 2 diabetes, high-fat diets, tamoxifen or oral estrogen use, and delayed menopause.5 TP53 is a well-recognized prognostic marker for EC; >50% of advanced or recurrent EC tumors are TP53wt (gene for tumor protein P53; wild-type), and ~40%-55% are both TP53wt and mismatch repair-proficient (pMMR).6-8 While immune checkpoint inhibitors have shown benefit in patients with mismatch repair–deficient (dMMR) and pMMR, the magnitude of benefit is greater for patients with dMMR tumors versus pMMR tumors.9-10 There remains an unmet need for targeted therapies for patients with pMMR EC.11

1. American Cancer Society. Cancer Facts & Figures 2026. https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/annual-cancer-facts-and-figures/2026/2026-cancer-facts-and-figures.pdf. Accessed February 8, 2026

2. IARC GLOBOCAN 2022, Global Estimates

3. Lu KH, et al. N Engl J Med. 2020;383:2053-2064

4. NCI. Cancer stat facts: uterine cancer. https://seer.cancer.gov/statfacts/html/corp.html. Accessed October 7, 2025

5. American Cancer Society, Endometrial Cancer Risk Factors, 2025

6. Leslie KK, et al. Gynecol Oncol. 2021;161(1):113-121.

7. Vergote I, et al. J Clin Oncol. 2023;41(35):5400-5410.

8. Mirza MR, et al. Presentation at: ESMO Congress; October 20-24, 2023

9. Mirza MR, et al. N Engl J Med. 2023; 388:2145-2158.

10. Eskander RN, et al. N Eng J Med. 2023;388:2159-2170.

11. Makker V, et al. Gynecol Oncol. 2024 Jun:185: 202-211

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor compound for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in adult patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in adult patients with heavily pre-treated multiple myeloma; and (iii) under accelerated approval in adult patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO® (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, Mainland China, Taiwan, Hong Kong, Australia, South Korea, Singapore, Israel, and Canada. XPOVIO®/NEXPOVIO® is marketed in these respective ex-U.S. territories by Karyopharm's partners: Antengene, Menarini, Neopharm, and FORUS. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in myelofibrosis and endometrial cancer.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•
In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).
•
In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti‐CD38 monoclonal antibody (Xd).
•
For the treatment of adult patients with relapsed or refractory diffuse large B‐cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•
Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.
•
Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony‐stimulating factors.
•
Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.
•
Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.
•
Serious Infection: Monitor for infection and treat promptly.
•
Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.
•
Embryo‐Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.
•
Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•
The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3‐4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.
•
The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.
•
The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3‐4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1‐888‐209‐9326 or FDA at 1‐800‐FDA‐1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm's lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in 50 ex-U.S. territories and countries, including the European Union, the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm's guidance on its 2026 total revenue, 2026 U.S. net product revenue and 2026 R&D and SG&A expenses; expected cash runway and liquidity; Karyopharm's beliefs about the market opportunity and annual peak revenue opportunities for selinexor; expectations with respect to commercialization efforts; expectations regarding the timing of reporting top-line data from ongoing clinical trials; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm's control, that may cause actual events or results to differ materially from Karyopharm's current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm's drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm's drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm's drug candidate portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; Karyopharm's results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm's ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm's ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm's competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm's ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption "Risk Factors" in Karyopharm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the Securities and Exchange Commission (SEC) on November 3, 2025, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

CONTACT:

Brendan Strong

Senior Vice President, Investor Relations

617.762.2661

brendan.strong@karyopharm.com

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$32,090	$29,252	$114,857	$112,806
License and other revenue	1,989	1,290	31,210	32,431
Total revenue	34,079	30,542	146,067	145,237
Operating expenses:
Cost of sales	1,484	1,331	5,949	6,007
Research and development	27,667	33,302	125,617	143,232
Selling, general and administrative	22,772	27,190	105,208	115,441
Total operating expenses	51,923	61,823	236,774	264,680
Loss from operations	(17,844)	(31,281)	(90,707)	(119,443)
Other income (expense):
Interest income	607	1,482	2,773	7,400
Interest expense	(12,619)	(11,204)	(45,849)	(37,422)
(Loss) gain on extinguishment of debt	(62,365)	—	(62,365)	44,702
Other (expense) income, net	(10,044)	10,114	152	28,398
Total other (expense) income, net	(84,421)	392	(105,289)	43,078
Loss before income taxes	(102,265)	(30,889)	(195,996)	(76,365)
Income tax provision	67	109	(43)	(57)
Net loss	$(102,198)	$(30,780)	$(196,039)	$(76,422)
Basic net loss per share	$(5.71)	$(3.67)	$(17.93)	$(9.41)
Diluted net loss per share	$(5.71)	$(3.67)	$(17.93)	$(14.00)
Weighted-average number of common shares outstanding used to compute basic net loss per share	17,904	8,392	10,935	8,125
Weighted-average number of common shares outstanding used to compute diluted net loss per share	17,904	8,392	10,935	8,455

All share amounts and per share amounts in this press release have been adjusted to reflect a 1-for-15 reverse split of our common stock, which we effected on February 25, 2025.

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and investments	$63,744	$108,712
Restricted cash	351	338
Accounts receivable	26,178	30,766
Other assets	18,143	24,602
Total assets	$108,416	$164,418
Liabilities and stockholders’ deficit
Convertible senior notes due 2025	$—	$24,426
Convertible senior notes due 2028	21,117	—
Convertible senior notes due 2029	89,973	68,345
Senior secured term loan	115,805	94,603
Deferred royalty obligation	72,338	73,499
Other liabilities	102,109	89,562
Total liabilities	401,342	350,435
Total stockholders’ deficit	(292,926)	(186,017)
Total liabilities and stockholders’ deficit; 18,311 and 8,413 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	$108,416	$164,418